Exhibit 10.1

AMERICAN WATER CAPITAL CORP.

$110,000,000 6.25% Series G Senior Notes due May 15, 2018

$90,000,000 6.55% Series H Senior Notes due May 15, 2023

Support Agreement from

AMERICAN WATER WORKS COMPANY, INC.

NOTE PURCHASE AGREEMENT

Dated May 15, 2008

i

(continued)

	5.11.	Licenses, Permits, Etc.	8

	5.12.	Compliance with ERISA	9

	5.13.	Private Offering by the Company	9

	5.14.	Use of Proceeds; Margin Regulations	10

	5.15.	Existing Debt; Future Liens	10

	5.16.	Foreign Assets Control Regulations, Etc.	11

	5.17.	Status under Certain Statutes	11

	5.18.	Environmental Matters	11

6.	Representations of the Purchasers		12

	6.1.	Purchase for Investment	12

	6.2.	Source of Funds	13

7.	Information as to Company		14

	7.1.	Financial and Business Information	14

	7.2.	Officer’s Certificate	18

	7.3.	Visitation	18

8.	Payment and Prepayment of the Notes		19

	8.1.	Interest; Maturity	19

	8.2.	Optional Prepayments with Make-Whole Amount	19

	8.3.	Prepayment of Notes Upon Change in Control	19

	8.4.	Offer to Prepay Upon Disposition of Certain Assets	21

	8.5.	Allocation of Partial Prepayments	21

	8.6.	Maturity; Surrender, Etc.	22

	8.7.	Purchase of Notes	22

	8.8.	Make-Whole Amount	22

9.	Affirmative Covenants		24

	9.1.	Compliance with Law	24

	9.2.	Insurance	24

	9.3.	Maintenance of Properties	24

	9.4.	Payment of Taxes and Claims	24

	9.5.	Corporate Existence, Etc.	25

	9.6.	Books and Records	25

(continued)

10.	Negative Covenants		25

	10.1.	Transactions with Affiliates	25

	10.2.	Merger, Consolidation, Etc.	25

	10.3.	Line of Business	26

	10.4.	Terrorism Sanctions Regulations	26

	10.5.	Debt Capitalization Ratio	26

	10.6.	Liens	27

	10.7.	Dividends and Distributions	29

	10.8.	Use of Proceeds	29

	10.9.	Support Agreement	30

	10.10.	Sale of Assets	30

	10.11.	Priority Debt	30

11.	Events of Default		30

12.	Remedies on Default, Etc.		33

	12.1.	Acceleration	33

	12.2.	Other Remedies	34

	12.3.	Rescission	34

	12.4.	No Waivers or Election of Remedies, Expenses, Etc.	34

13.	Registration; Exchange; Substitution of Notes		35

	13.1.	Registration of Notes	35

	13.2.	Transfer and Exchange of Notes	35

	13.3.	Replacement of Notes	36

14.	Payments on Notes		36

	14.1.	Place of Payment	36

	14.2.	Home Office Payment	36

15.	Expenses, Etc.		37

	15.1.	Transaction Expenses	37

	15.2.	Survival	37

16.	Survival of Representations and Warranties; Entire Agreement		37

17.	Amendment and Waiver		38

	17.1.	Requirements	38

(continued)

	17.2.	Solicitation of Holders of Notes	38

	17.3.	Binding Effect, etc.	38

	17.4.	Notes Held by Company, etc.	39

18.	Notices		39

19.	Reproduction of Documents		39

20.	Confidential Information		40

21.	Substitution of Purchaser		41

22.	Miscellaneous		41

	22.1.	Assumption by the Parent or a Domestic Subsidiary	41

	22.2.	Interest Rate Limitation	42

	22.3.	Successors and Assigns	42

	22.4.	Payments Due on Non-Business Days	42

	22.5.	Accounting Terms	43

	22.6.	Severability	43

	22.7.	Construction, etc.	43

	22.8.	Counterparts	43

	22.9.	Governing Law	43

	22.10.	Jurisdiction and Process; Waiver of Jury Trial	44

Schedules and Exhibits

Schedule A	—	Information Relating to Purchasers

Schedule B	—	Defined Terms

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Parent; Significant Subsidiaries of the Parent and Ownership of Subsidiary Stock

Schedule 5.5	—	Financial Statements

Schedule 5.15	—	Existing Debt

Schedule 10.10	—	Certain Transfers

Exhibit 1.1(a)	—	Form of 6.25% Series G Senior Note due May 15, 2018

Exhibit 1.1(b)	—	Form of 6.55% Series H Senior Note due May 15, 2023

Exhibit 1.2	—	Support Agreement

Exhibit 4.4(a)	—	Form of Opinion of George Patrick, General Counsel for the Company and the Parent

Exhibit 4.4(b)	—	Form of Opinion of Cravath, Swaine & Moore LLP, Special New York Counsel for the Company and the Parent

Exhibit 4.4(c)	—	Form of Opinion of Bingham McCutchen LLP, Special Counsel for the Purchasers

v

AMERICAN WATER CAPITAL CORP.

1025 Laurel Oak Road

Voorhees, New Jersey 08043

6.25% Series G Senior Notes due May 15, 2018

6.55% Series H Senior Notes due May 15, 2023

May 15, 2008

To Each of the Purchasers Listed in

Schedule A Hereto:

Ladies and Gentlemen:

American Water Capital Corp., a Delaware corporation (the “Company”) hereby agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

1.	AUTHORIZATION OF NOTES; SUPPORT AGREEMENT.

1.1.	The Notes.

The Company will authorize the issue and sale of:

(a) $110,000,000 aggregate principal amount of its 6.25% Series G Senior Notes, due May 15, 2018 (including any amendments, restatements or modifications from time to time thereto, the “Series G Notes”, such term to include any such notes issued in substitution or exchange therefor pursuant to Section 13); and

(b) $90,000,000 aggregate principal amount of its 6.55% Series H Senior Notes, due May 15, 2023 (including any amendments, restatements or modifications from time to time thereto, the “Series H Notes”, such term to include any such notes issued in substitution or exchange therefor pursuant to Section 13).

The Series G Notes and the Series H Notes are sometimes referred to herein collectively as the “Notes,” and each of the Notes is sometimes referred to herein individually as a “Note.” The Series G Notes and the Series H Notes shall be substantially in the respective forms set out in Exhibits 1.1(a) and 1.1(b). Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

1.2.	The Support Agreement.

The Parent previously entered into a Support Agreement, dated June 22, 2000 and amended as of July 26, 2000 (as such agreement may be hereafter amended, modified or supplemented from time to time in accordance with its terms and the provisions of this Agreement, the “Support Agreement”), with the Company, a copy of which (as in effect on the date of this Agreement) is attached hereto as Exhibit 1.2, pursuant to which the Parent has agreed, among other things, to provide funds to the Company if it is unable to make timely payment of principal of and premium, if any, and interest on Debt (as defined in the Support Agreement) issued by the Company.

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amounts and in the Series specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

3.	CLOSING.

3.1.	Closing.

The closing of the sale and purchase of $110,000,000 in aggregate principal amount of the Series G Notes and $90,000,000 in aggregate principal amount of the Series H Notes, in each case to be purchased by the Purchasers, shall occur at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York at 10:00 a.m., local time, at a closing (the “Closing”) on May 15, 2008 (the “Closing Date”) or on such later Business Day as may be agreed upon by the Company and the relevant Purchasers. At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note for each Series of Notes to be purchased by such Purchaser (or such greater number of Notes of each Series in denominations of at least $100,000 as such Purchaser may request), dated the Closing Date and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer for the account of the Company to account number 8013583379 at PNC Bank, National Association, 1600 Market Street, Philadelphia, PA 19103, ABA# 031207607.

3.2.	Failure of the Company to Deliver.

If on the Closing Date the Company fails to tender to any Purchaser the Notes to be acquired by such Purchaser as provided above in this Section 3, or if the conditions specified in Section 4 have not been fulfilled on the Closing Date to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement with respect to the Notes to be acquired by such Purchaser, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.

The obligation of the Company to deliver the Notes to each relevant Purchaser on the Closing Date is subject to the Company receiving the purchase price therefor. Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser on the Closing Date is subject to the fulfillment to such Purchaser’s satisfaction, on or prior to the Closing Date, of the following conditions:

4.1.	Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct when made as of the Closing Date.

4.2.	Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it on or prior to the Closing Date and, after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) on the Closing Date, no Default or Event of Default shall have occurred and be continuing. Neither the Company, the Parent nor any Subsidiary shall have entered into any transaction since March 1, 2008 that would have been prohibited by Sections 10.1 or 10.10 had such Sections applied since such date.

4.3.	Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificates. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the Closing Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and as to an attached copy of the Support Agreement.

4.4.	Opinions of Counsel.

Such Purchaser shall have received opinions (a) from George Patrick, General Counsel to the Company and the Parent, dated the Closing Date, substantially in the form of Exhibit 4.4(a), (b) from Cravath, Swaine & Moore LLP, special New York counsel for the Company and the Parent, dated the Closing Date, substantially in the form of Exhibit 4.4(b) (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (c) from Bingham McCutchen LLP, the Purchasers’ special counsel in connection with such transactions, dated the Closing Date, substantially in the form of Exhibit 4.4(c).

4.5.	Purchase Permitted By Applicable Law, Etc.

On the Closing Date, such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate of the Company certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.6.	Sale of Other Notes.

Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

4.7.	Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing Date the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one (1) Business Day prior to the Closing.

4.8.	Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each Series of Notes.

4.9.	Changes in Corporate Structure.

Neither the Company nor the Parent shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10.	Funding Instructions.

At least three (3) Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

4.11.	Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

5.1.	Organization; Power and Authority.

Each of the Company and the Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing is not, individually or in the aggregate, likely to have a Material Adverse Effect. Each of the Company and the Parent has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, and, in the case of the Company, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2.	Authorization, Etc.

This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law). The Support Agreement has been duly authorized by all necessary corporate action on the part of the Parent and constitutes a legal, valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

5.3.	Disclosure.

The Private Placement Memorandum, relating to the issuance by the Company of the Series G Notes and the Series H Notes, dated March 2008 (the “Memorandum”), fairly describes, in all material respects, the general nature of the business and the types of properties of the Parent, the Company and the other Subsidiaries. This Agreement, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company and the Parent in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5, in each case excluding projections (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to April 30, 2008, in each case excluding projections, being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2007, there has been no change in the financial condition, operations, business or properties of the Parent, or the Company or any other Subsidiary, except changes that individually or in the aggregate are not likely to have a Material Adverse Effect. There is no fact known to the Company that is likely to have a Material Adverse Effect that has not been set forth in the Disclosure Documents.

5.4.	Organization and Ownership of Shares of Subsidiaries.

(a) Schedule 5.4 contains (except as noted therein) a complete and correct list (i) of the Parent’s Subsidiaries, showing, as to each Subsidiary, whether it is a Significant Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Parent and each other Subsidiary and (ii) of the Company’s and the Parent’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Parent and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company, the Parent or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing is not, individually or in the aggregate, likely to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4, regulatory requirements imposing a minimum required level of net worth and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Parent, or the Company or any of the other Subsidiaries, that owns outstanding shares of capital stock or similar equity interests of such Subsidiary, except for any such restrictions that are not likely to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement and the Notes or the ability of the Parent to perform its obligations under the Support Agreement.

5.5.	Financial Statements; Material Liabilities.

The Company has delivered to each Purchaser copies of the consolidated financial statements of the Parent and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects in accordance with GAAP the consolidated financial position of the Parent and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes). To the knowledge of the Parent and the Company, the Parent and its Subsidiaries do not have any liabilities that are not disclosed on, or in the notes to, such financial statements or otherwise disclosed in the Disclosure Documents, except for any such liabilities as are not likely to have a Material Adverse Effect.

5.6.	Compliance with Laws, Other Instruments, Etc.

The execution, delivery and performance by the Company of this Agreement and the Notes and the performance by the Parent of the Support Agreement will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Parent, the Company or any other Subsidiary under, any Material indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Parent, or the Company or any other Subsidiary, is bound or by which the Parent, the Company or any other Subsidiary or any of their respective properties may be bound or affected, (ii) result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Parent, the Company or any other Subsidiary, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Parent, or the Company or any other Subsidiary.

5.7.	Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required to be obtained or made by the Company or the Parent in connection with the execution, delivery or performance by the Company of this Agreement or the Notes or in connection with the performance by the Parent of the Support Agreement in connection with the issuance and sale of the Notes.

5.8.	Litigation; Observance of Agreements, Statutes and Orders.

(a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Parent, the Company or any other Subsidiary, or any property of any of them in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, is likely to have a Material Adverse Effect.

(b) Neither the Parent nor the Company or any other Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to it or is in violation of any applicable law, ordinance, rule or regulation (including without limitation the USA Patriot Act) of any Governmental Authority applicable to it, which default or violation, individually or in the aggregate, is likely to have a Material Adverse Effect.

5.9.	Taxes.

The Parent, and the Company and the other Subsidiaries, have filed all Material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Parent, or the Company or another Subsidiary, as the case may be, has established reserves to the extent required by GAAP. The Company does not know of any basis for any other tax or assessment that is likely to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Parent, and the Company and the other Subsidiaries, in respect of Material Federal, state or other taxes for all fiscal periods are, in all material respects, in accordance with GAAP. The Federal income tax liabilities of the Parent and the Company and the other Subsidiaries, have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2000.

5.10.	Title to Property; Leases.

Except as disclosed in the Disclosure Documents, the Parent, and the Company and each other Subsidiary have good title (and title sufficient to the conduct of each of their respective businesses) to their respective properties that individually or in the aggregate are Material, in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all respects material to the use made or to be made of the property subject thereto.

5.11.	Licenses, Permits, Etc.

(a) The Parent, and the Company and the other Subsidiaries, own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, and have not received any notice of infringement of or conflict with asserted rights of others with respect thereto, or any notice of proceedings or other action relating to the revocation or modification of any thereof other than infringements, conflicts, revocations or modifications that are not, individually or in the aggregate, likely to have a Material Adverse Effect.

(b) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Parent, the Company or any other Subsidiary with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Parent, the Company or any other Subsidiary other than such violations that are not, individually or in the aggregate, likely to result in a Material Adverse Effect.

5.12.	Compliance with ERISA.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and are not likely to result in a Material Adverse Effect. Other than benefit obligations to employees and retirees under defined benefit plans, if any, neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that is likely to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(c) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(c) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

5.13.	Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the

Purchasers and Purchasers and not more than 75 other “accredited investors” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act, each of which has been offered the Notes at a private sale for investment. The Company has not taken, and will not take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.14.	Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes as set forth in section 3 of the Memorandum and for general corporate purposes of the Parent and its Subsidiaries. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15.	Existing Debt; Future Liens.

(a) Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Parent, and the Company and the other Subsidiaries, as of the Closing Date, having an outstanding principal amount in excess of $10,000,000. Neither the Parent, nor the Company or any other Subsidiary, is in default and no waiver of default is currently in effect, in the payment of any principal of or interest on any such Debt. No event or condition exists with respect to any such Debt that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment, which in any such case, whether individually or in the aggregate for all such Debt, is likely to have a Material Adverse Effect.

(b) Except as disclosed in Schedule 5.15, neither the Parent, nor the Company or any other Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.6.

(c) Neither the Parent nor the Company is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which prohibits the issuance or sale of the Notes or restricts the Parent from performing its obligations under the Support Agreement, except as specifically indicated in Schedule 5.15.

5.16.	Foreign Assets Control Regulations, Etc.

(a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Parent nor the Company or any other Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) knowingly engages in any dealings or transactions with any Person known to it to be such a Person. The Parent, the Company and the other Subsidiaries are each in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.17.	Status under Certain Statutes.

Each of the Parent and the Company is either not an “investment company” under the Investment Company Act of 1940, as amended, (the “Act”) or exempt from all provisions of the Act.

5.18.	Environmental Matters.

(a) Neither the Parent, nor the Company or any other Subsidiary has knowledge of any claim or has received any written notice of any claim, and no proceeding has been instituted raising any claim against the Parent, the Company or any other Subsidiary, relating to any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, and alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as is not likely to result in a Material Adverse Effect.

(b) No Hazardous Materials have been or are being used, produced, manufactured, processed, generated, stored, disposed of, managed or treated at, or shipped or transported to or from, the properties owned, leased or operated by the Parent, the Company or any other Subsidiary or are otherwise present at, on, in or under such properties except for Hazardous Materials used, produced, manufactured, processed, generated, stored, disposed of and managed in the ordinary course of business in material compliance with all applicable Environmental Laws and except as, individually or in the aggregate, are not likely to result in a Material Adverse Effect.

6.	REPRESENTATIONS OF THE PURCHASERS.

6.1.	Purchase for Investment.

(a) Each Purchaser severally represents that it is purchasing the Notes (i) for its own account or (ii) for one or more separate accounts owned by such Purchaser or for the account of one or more pension or trust funds that are “accredited investors” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act), in each case for which it is exercising investment discretion in managing investments of such pension or trust funds, in the case of each of clauses (i) and (ii), for investment and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s property shall at all times be within such Purchaser’s control. Such Purchaser is a Qualified Institutional Buyer. Each Purchaser (and each such pension, trust fund or other Person) understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes. Each Purchaser further represents that it (and each such pension, trust fund or other Person) has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Notes. Each Purchaser’s (and each such pension’s, trust fund’s or other Person’s) financial position is such that it can afford to bear the economic risk of holding the Notes. Each Purchaser (and each such pension, trust fund or other Person) can afford to suffer the complete loss of its investment in the Notes. Each Purchaser’s (and each such other Person’s) knowledge and experience in financial and business matters (or the knowledge and experience of such Purchaser’s or such other Person’s investment advisor) is such that it (or such investment advisor) is capable of evaluating the risks of the investment in the Notes. Each Purchaser acknowledges that no representations, express or implied, have been or are being made with respect to Parent, the Company or the Subsidiaries, the Notes or otherwise, other than those expressly set forth herein or contemplated hereby.

(b) Each Purchaser agrees to the imprinting of a legend on the Notes to the following effect:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER, SALE OR OTHER DISPOSITION OF THIS NOTE MAY BE MADE UNLESS A REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE HAS BECOME EFFECTIVE UNDER SUCH ACT, AND SUCH REGISTRATION OR QUALIFICATION AS MAY BE NECESSARY UNDER THE SECURITIES LAWS OF ANY STATE HAS BECOME EFFECTIVE, OR AN EXEMPTION FROM SUCH REGISTRATIONS AND/OR QUALIFICATIONS IS AVAILABLE UNDER SUCH ACT AND SUCH LAWS. EACH TRANSFEREE OF THIS NOTE, BY ACCEPTANCE OF THIS NOTE REGISTERED IN ITS NAME (OR THE NAME OF ITS NOMINEE), WILL BE DEEMED TO HAVE MADE CERTAIN REPRESENTATIONS SET FORTH IN THE AGREEMENT PURSUANT TO WHICH THIS NOTE WAS ISSUED.”

6.2.	Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.	INFORMATION AS TO COMPANY.

7.1.	Financial and Business Information.

The Company shall deliver, or shall cause the Parent to deliver (as the case may be), to each holder of Notes that is an Institutional Investor:

(a) Parent Quarterly Statements — within sixty (60) days (or, if earlier, within fifteen (15) days after its filing of the Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC if the Parent is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Parent (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year prepared in accordance with GAAP applicable to quarterly financial statements generally (including being subject to normal year-end adjustments and the absence of footnotes), and certified by a Senior Financial Officer as fairly presenting, in all material respects, in accordance with GAAP the financial position of the Parent and its consolidated Subsidiaries and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Parent’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if (x) the Parent shall have made such Form 10-Q available on the SEC’s website at www.sec.gov or any replacement website (and sent a notification of such availability via e-mail to each holder of Notes that is an Institutional Investor) or (y) the Parent or the Company shall have posted such financial statements through an Electronic Distribution Service (and sent a notification of such posting via e-mail to each holder of Notes that is an Institutional Investor) (such availability or posting and the giving of such notice thereof being referred to as “Electronic Delivery”);

(b) Parent Annual Statements — within 105 days (or, if earlier, within fifteen (15) days after its filing of the Parent’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC if the Parent is subject to the filing requirements thereof) after the end of each fiscal year of the Parent, duplicate copies of,

(i) a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, in accordance with GAAP the financial position of Parent and its consolidated Subsidiaries and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances; provided that the delivery within the time period specified above of the Parent’s Form 10-K for such fiscal year prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K or financial statements if it shall have made Electronic Delivery thereof;

(c) Company Quarterly Statements — within sixty (60) days after the end of each fiscal quarter of the Company, a consolidated balance sheet of the Company as at the end of such fiscal quarter and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of the fiscal year of the Company ended at the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year prepared in accordance with GAAP applicable to quarterly financial statements generally (including being subject to normal year-end adjustments and the absence of footnotes), and certified by a Senior Financial Officer as fairly presenting, in all material respects, in accordance with GAAP the financial position of the Company and its consolidated Subsidiaries and their results of operations and cash flows, subject to changes resulting from year end adjustments; provided, that the Company shall be deemed to have made such delivery of such financial statements and certificate if it shall have made Electronic Delivery thereof;

(d) Company Annual Statements — within 105 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company as at the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year prepared in accordance with GAAP, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the Company and its consolidated Subsidiaries and their results of operations and cash flows; provided, that the Company shall be deemed to have made such delivery of such financial statements and certificate if it shall have made Electronic Delivery thereof;

(e) SEC Reports — within five (5) Business Days after the filing thereof, each regular or periodic report (other than reports referred to in Sections 7.1(a) and (b) above) filed by the Parent or the Company with the SEC; provided, that the Parent or the Company shall be deemed to have made such delivery of such report if it shall have made Electronic Delivery thereof;

(f) Notice of Default or Event of Default — promptly, and in any event within five (5) Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(g) ERISA Matters — promptly, and in any event within five (5) Business Days after a Responsible Officer becoming aware of any of the following, a written notice of:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening in writing by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in (A) the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or pursuant to the penalty or excise tax provisions of the Code relating to employee benefit plans, or (B) the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or pursuant to such penalty or excise tax provisions, in each case if such liability or Lien, taken together with any other such liabilities or Liens then existing, is likely to have a Material Adverse Effect;

(h) Notices from Governmental Authority — promptly, and in any event within thirty (30) days of receipt thereof, copies of any written notice to the Parent, the Company or any other Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that is likely to have a Material Adverse Effect;

(i) Change in Significant Subsidiaries — simultaneously with the delivery of the certificate referred to in Section 7.2(a), if any Subsidiary has become or ceased to be a Significant Subsidiary, a revised Schedule 5.4 disclosing the Significant Subsidiaries as of the date of such certificate;

(j) Acquisition or Disposition of Significant Subsidiaries — prompt notice of any change in Significant Subsidiaries as a result of any acquisition or disposition;

(k) Support Agreement — prompt notice of any proposed waiver, amendment, supplement or other modification of any term or condition of the Support Agreement; and

(l) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Parent, the Company or any other Subsidiary or relating to the ability of the Company to perform its obligations hereunder and under the Notes or the ability of the Parent to perform its obligations under the Support Agreement, as from time to time may be reasonably requested by any such holder of Notes; provided that nothing in this Section 7.1(l) shall obligate the Parent, the Company or any other Subsidiary to disclose to any such holder of Notes information the disclosure of which would (i) be a violation of any applicable law, statute or regulation of any Governmental Authority applicable to the Parent, the Company or any other Subsidiary disclosing such information or (ii) be a breach of any contractual agreement (other than any such agreement entered into in contemplation of this clause (ii) or any request for information under Section 7.1(l)) regarding confidentiality of information to which the Parent, the Company or any other Subsidiary disclosing such information is a party; provided, further that the Company agrees to work with each such holder of Notes and any prospective transferee of its Notes with respect to any request for information under this Section 7.1(l), in good faith, to attempt to resolve any impediment to such disclosure raised by clause (i) or (ii) hereof.

7.2.	Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(c) or Section 7.1(d), shall be accompanied by a certificate signed on behalf of the Company by a Senior Financial Officer setting forth:

(a) Covenant Compliance — a reasonably detailed calculation showing whether the Company was in compliance with the requirements of Section 10.5, Section 10.10 and Section 10.11, as of the end of the fiscal period covered by the statements then being furnished (including the calculation of the maximum ratio or percentage permissible under the terms of such Section, and the calculation of the ratio or percentage then in existence); and

(b) Event of Default — a statement as to whether or not to the knowledge of such Senior Financial Officer any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, specifying the details thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3.	Visitation.

The Company will, and will cause the Parent to, permit any original Purchaser and any holder of 10% or more of principal amount of the outstanding Notes, and any properly qualified agents or representatives of such holder designated by such holder, at all reasonable intervals and places and upon reasonable prior written notice, to (a) examine the books of account, records, reports and other papers of the Parent and its Subsidiaries and to make copies and extracts therefrom for the purpose of determining whether the Company is complying with the terms and provisions of this Agreement, (b) visit and inspect, under the guidance of the Parent, the properties of the Parent or of any of its Subsidiaries and (c) discuss its or their affairs, finances and accounts with, and be advised as to the same by, its or their officers and (provided no Event of Default exists, with the consent of the Company, such consent not to be unreasonably withheld) the Parent’s independent public accountants; provided that unless an Event of Default has occurred and is continuing no such visit to, inspection of or discussions with officers of, any Subsidiary of the Parent other than the Company shall be permitted if the book value of the Parent’s investment therein (as determined in accordance with GAAP) is less than 2% of all of the Parent’s investments in its Subsidiaries; provided, further, that nothing in this Section 7.3 shall obligate the Parent, the Company or any other Subsidiary of the Parent to disclose to any such holder of Notes information the disclosure of which would (i) be a violation of any applicable law, statute or regulation of any Governmental Authority applicable to the Parent, the Company or any other Subsidiary of the Parent disclosing such information or (ii) be a breach of any contractual agreement (other than any such agreement entered into in contemplation of this clause (ii) or any request for information under this Section 7.3) regarding confidentiality of information to which the Parent, the Company or any other Subsidiary of the Parent disclosing such information is a party; provided, further that the Company agrees to work with each such holder of Notes and any prospective transferee of its Notes with respect to any request for information under this Section 7.3, in good faith, to attempt to resolve any impediment to such disclosure raised by clause (i) or (ii) hereof. So long as any Default or Event of Default shall have occurred and shall be continuing, all expenses incurred by a Purchaser in the exercise of any rights under this Section 7.3 shall be borne by the Company.

8.	PAYMENT AND PREPAYMENT OF THE NOTES.

8.1.	Interest; Maturity.

(a) Interest on the Notes shall be payable at the rates and at the times set forth in the Notes.

(b) As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof.

8.2.	Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than thirty (30) days and not more than sixty (60) days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and any conditions to such payment and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3.	Prepayment of Notes Upon Change in Control.

(a) Notice of Change in Control or Control Event. The Company will, within ten (10) Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 8.3. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay all of the Notes outstanding at such time, as described in subparagraph (c) of this Section 8.3 and shall include the information described in subparagraph (g) of this Section 8.3.

(b) Condition to Action. The Company will not permit the Parent to take any action that consummates or finalizes a Change in Control unless the Company shall have given to each holder of Notes written notice containing and constituting an offer to prepay all of the Notes outstanding at such time, as described in subparagraph (c) of this Section 8.3, which offer shall include the information described in subparagraph (g) of this Section 8.3.

(c) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.3, such date shall be not less than thirty (30) days and not more than 120 days after the date of such offer. If the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer.

(d) Acceptance. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company not later than fifteen (15) days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section shall be deemed to constitute a rejection of such offer by such holder.

(e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (f) of this Section 8.3.

(f) Deferral Pending Change in Control. The obligation of the Company to prepay Notes pursuant to the offers required by subparagraph (c) and accepted in accordance with subparagraph (d) of this Section 8.3 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control has not occurred on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until, and shall be made on, the date on which such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.3 in respect of such Change in Control shall be deemed rescinded).

(g) Other Terms. Each offer to prepay the Notes pursuant to this Section 8.3 shall specify: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount and Series of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.3 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

8.4.	Offer to Prepay Upon Disposition of Certain Assets.

(a) Notice and Offer. In the event Net Proceeds of an Asset Disposition are to be used to make an offer (a “Transfer Prepayment Offer”) to prepay Notes pursuant to a Debt Prepayment Application under Section 10.10 of this Agreement (a “Debt Prepayment Transfer”), the Company will give written notice of such Debt Prepayment Transfer to each holder of Notes. Such written notice shall contain, and such written notice shall constitute, an irrevocable offer to prepay, at the election of each holder, a portion of the Notes held by such holder equal to such holder’s Ratable Portion of the Net Proceeds in respect of such Debt Prepayment Transfer on a date specified in such notice (the “Transfer Prepayment Date”) that is not less than thirty (30) days and not more than sixty (60) days after the date of such notice, together with interest on the amount to be so prepaid accrued to the Transfer Prepayment Date. If the Transfer Prepayment Date shall not be specified in such notice, the Transfer Prepayment Date shall be the thirtieth (30th) day after the date of such notice.

(b) Acceptance and Payment. To accept such Transfer Prepayment Offer, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company not later than twenty (20) days after the date of such written notice from the Company, provided, that failure to accept such offer in writing within twenty (20) days after the date of such written notice shall be deemed to constitute a rejection of the Prepayment Offer. If so accepted by any holder of a Note, such offered prepayment (equal to not less than such holder’s Ratable Portion of the Net Proceeds in respect of such Debt Prepayment Transfer) shall be due and payable on the Transfer Prepayment Date. Such offered prepayment shall be made at one hundred percent (100%) of the principal amount of such Notes being so prepaid, together with interest on such principal amount then being prepaid accrued to the Transfer Prepayment Date determined as of the date of such prepayment.

(c) Other Terms. Each offer to prepay the Notes pursuant to this Section 8.4 shall specify (i) the Transfer Prepayment Date, (ii) the Net Proceeds in respect of the applicable Debt Prepayment Transfer, (iii) that such offer is being made pursuant to Section 8.4 and Section 10.10 of this Agreement, (iv) the principal amount of each Note offered to be prepaid, (v) the interest that would be due on each Note offered to be prepaid, accrued to the Transfer Prepayment Date and (vi) in reasonable detail, the nature of the Asset Disposition giving rise to such Debt Prepayment Transfer and certifying that no Event of Default exists or would exist after giving effect to the prepayment contemplated by such offer.

8.5.	Allocation of Partial Prepayments.

Except as otherwise provided for in Section 8.3 and Section 8.4, in the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding (without regard to Series) in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.6.	Maturity; Surrender, Etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall, subject to any conditions to such prepayment, mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall promptly be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.7.	Purchase of Notes.

The Company will not and will not permit any of its controlled Affiliates or the Parent to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. The Company will promptly cancel all Notes acquired by it, any of its controlled Affiliates or the Parent pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.8.	Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note of either Series, .50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.	AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

9.1.	Compliance with Law.

Without limiting Section 10.4, the Company will, and will cause the Parent and each of the other Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, except for any non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations that is not, individually or in the aggregate, likely to have a Material Adverse Effect.

9.2.	Insurance.

The Company will, and will cause the Parent and each of the other Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types and in such amounts (including deductibles, co-insurance and self-insurance, if reserves are maintained with respect thereto to the extent required by GAAP) as are customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, except for any failure to maintain such insurance that is not likely to have a Material Adverse Effect.

9.3.	Maintenance of Properties.

The Company will, and will cause the Parent and each other Subsidiary to, maintain and keep, or cause to be maintained and kept, their respective Material properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company, the Parent or any other Subsidiary from discontinuing the operation or the maintenance of any of its properties or disposing of them if such discontinuance or disposal is not likely to have a Material Adverse Effect.

9.4.	Payment of Taxes and Claims.

The Company will, and will cause the Parent and each other Subsidiary to, pay and discharge all taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Parent, or the Company or any other Subsidiary, provided that neither the Parent, nor the Company or any other Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Parent, the Company or such other Subsidiary in good faith and in appropriate proceedings, and the Parent, the Company or such other Subsidiary has established reserves therefor to the extent required by GAAP on the books of the Parent, the Company or such other Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate is not likely to have a Material Adverse Effect.

9.5.	Corporate Existence, Etc.

Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.2 and 10.10, the Company will, and will cause the Parent to, at all times preserve and keep in full force and effect the corporate existence of the Parent and each other Subsidiary (unless merged into the Company, the Parent or a Subsidiary) and all rights and franchises of the Company, the Parent and its other Subsidiaries unless, in the good faith judgment of the Company or the Parent, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise is not, individually or in the aggregate, likely to have a Material Adverse Effect.

9.6.	Books and Records.

The Company will, and will cause the Parent and its Subsidiaries to, maintain books of record and account in which entries shall be made of all Material dealings and transactions in relation to their respective businesses and activities, in each case in conformity in all material respects with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company, the Parent or any such Subsidiary, as the case may be.

10.	NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

10.1.	Transactions with Affiliates.

The Company shall not, and shall not permit the Parent or any other Subsidiary to, enter into any transaction with any of its Affiliates (other than the Parent, the Company or any other Subsidiary), unless such transaction is on terms not materially less favorable to the Parent, or the Company or any other Subsidiary, than if the transaction had been negotiated in good faith on an arm’s-length basis with a non-Affiliate, provided that the foregoing shall not restrict (a) director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements entered into in the ordinary course of business, (b) transactions pursuant to the Support Agreement and (c) transactions and arrangements in connection with any Initial Public Offering or subsequent disposition by RWE AG, a German corporation (“RWE”), or any of its Affiliates of Common Stock of Parent or of any Person that owns 100% of the Common Stock of Parent (including with respect to allocations of assets and liabilities, transition services and other separation matters, indemnification, registration rights and expense reimbursement) that are approved by the board of directors of Parent.

10.2.	Merger, Consolidation, Etc.

(a) The Company shall not, and shall not permit the Parent to, consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company or the Parent as an entirety, as the case may be, shall be a Person organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and shall expressly assume, in the case of the Company, the due and punctual performance and observance of each covenant, condition and obligation under this Agreement and the Notes and, in the case of the Parent, all the obligations under the Support Agreement to be performed or observed, and such Person shall have caused to be delivered to each holder of any Notes an opinion of counsel to the effect that such consolidation, merger, conveyance, transfer or lease complies in all material respects with this Section 10.2; and

(ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

(b) Upon any consolidation by the Company or the Parent with or merger by the Company or the Parent into any other Person or any conveyance, transfer or lease of either the Company’s or the Parent’s properties and assets substantially as an entirety in accordance with this Section 10.2, the successor Person formed by such consolidation or into which it is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or the Parent, as applicable, under this Agreement or the Support Agreement with the same effect as if such successor Person had been named as the Company or the Parent, as applicable, herein or therein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants, in the case of the Company, under this Agreement and the Notes and, in the case of the Parent, under the Support Agreement.

10.3.	Line of Business.

The Company shall not engage in any business, operations or activities (whether directly, through a joint venture, in connection with a permitted acquisition or otherwise) other than financing activities for and on behalf of the Parent and the other Subsidiaries of the Parent.

10.4.	Terrorism Sanctions Regulations.

The Company shall not, and shall not permit the Parent or any other Subsidiary to, (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions with any Person known to it to be such a Person.

10.5.	Debt Capitalization Ratio.

The Company shall not permit, and shall cause the Parent not to permit, the ratio of Consolidated Total Debt to Consolidated Total Capitalization as of the last day of any fiscal quarter of the Parent to exceed 0.70 to 1.00; provided, that for the purposes of the calculation of this ratio, any non-cash effects reflected in the financial statements of the Parent resulting from SFAS 158 shall be excluded.

10.6.	Liens.

The Company will not, and will not cause or permit the Parent or any other Subsidiary to, incur any Debt secured by any Lien, or suffer to exist any Lien securing Debt, upon or with respect to their respective properties (including, without limitation, their capital stock), except:

(a) Liens existing, or created pursuant to the terms of agreements existing, on the date hereof;

(b) Liens consisting of (i) pledges or deposits in the ordinary course of business to secure obligations under workmen’s compensation laws or similar legislation, (ii) deposits in the ordinary course of business to secure or in lieu of surety, appeal or customs bonds to which the Company, the Parent or any other Subsidiary is a party, (iii) Liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings diligently conducted, (iv) pledges or deposits in the ordinary course of business to secure performance in connection with bids, tenders or contracts (other than contracts for the payment of money) or (v) materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s or other like Liens incurred in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted;

(c) Liens created to secure tax-exempt Debt in connection with the financing or refinancing of the purchase, lease or construction of properties;

(d) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into, or such asset is acquired by, the Company, the Parent or any other Subsidiary and not created in contemplation of such event;

(e) Liens created to secure sales of accounts receivable and other receivables;

(f) licenses of intellectual property granted by the Company, the Parent or any other Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business;

(g) Liens of landlords arising under real property leases to the extent such Liens arise in the ordinary course of business and do not secure any past due obligation for the payment of money;

(h) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(i) Liens securing Debt which has neither been assumed by the Company, the Parent or any other Subsidiary nor upon which it customarily pays interest charges, existing upon real property, or rights in or relating thereto, which real property or rights were acquired for right-of-way purposes;

(j) zoning laws and ordinances;

(k) Capital Leases;

(l) easements, rights-of-way, restrictions, conditions and other similar encumbrances, minor defects or irregularities of title, and alleys, streets and highways, which in the aggregate do not materially impair the usefulness of the mortgaged property in the present business of the Company, the Parent or any other Subsidiary;

(m) leases of the properties of the Company, the Parent or any other Subsidiary, in each case entered into in the ordinary course of business and that do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary course of business or (ii) materially impair the value of the property subject thereto;

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company, the Parent or any other Subsidiary in the ordinary course of business in accordance with the past practices of the Company, the Parent or such other Subsidiary;

(o) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Company, the Parent or any other Subsidiary, in each case granted in the ordinary course of business in favor of the financial institutions with which such accounts are maintained, securing amounts owing to such financial institutions with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Debt;

(p) Liens for taxes, assessments or governmental charges or levies not yet delinquent and which may subsequently be paid without interest or penalties and Liens for taxes, assessments or governmental charges or levies which are being contested in good faith by appropriate proceedings for which reserves have been established to the extent required by GAAP;

(q) any Lien on any property of the Company, the Parent or any other Subsidiary securing obligations not exceeding in the aggregate $20,000,000 outstanding at any time;

(r) Liens securing Debt of the Company, the Parent or any other Subsidiary; provided that, after giving effect to the incurrence of such Debt, the aggregate outstanding principal amount of Priority Debt would not exceed 15% of Consolidated Tangible Total Assets;

(s) Liens on any property, acquired, constructed or improved by the Company, the Parent or any other Subsidiary after the date of this Agreement, and any improvements thereon, accessions thereto or other property acquired or constructed for use in connection therewith or related thereto, which are created or assumed prior to or contemporaneously with, or within 180 days after, such acquisition or completion of such construction or improvement, or within one year thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 180-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred after the date of this Agreement or Liens on any property existing at the time of acquisition thereof; provided, that the Liens shall not extend to any property theretofore owned by the Company, the Parent or any other Subsidiary other than, in the case of any such construction or improvement, (i) unimproved real property on which the property so constructed or the improvement is located, (ii) other property (or improvement thereon) which is an improvement to or is acquired or constructed for use in connection therewith or related thereto, (iii) any right and interest under any agreement or other documents relating to the property being so constructed or improved or such other property and (iv) the stock of any Subsidiary created or maintained for the primary purpose of owning the property so constructed or improved;

(t) Liens on property securing Debt if, prior to or concurrently with the issuance, assumption or guarantee of such Debt, the Notes (together with, if the Company shall so determine, (i) any other Debt of or guaranteed by the Company ranking equally with the Notes or (ii) any Debt of the Parent or any other Subsidiary then existing or thereafter created) are secured by such property equally and ratably with (or prior to) such Debt;

(u) Liens securing the Notes; and

(v) Liens created for the sole purpose of refinancing, extending, renewing or replacing in whole or in part Debt or other obligations secured by any Lien referred to in the foregoing subsections (a) through (u); provided, however, that the principal amount of Debt or obligations secured thereby shall not exceed the principal amount of Debt or obligations so secured at the time of such refinancing, extension, renewal or replacement plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and that such refinancing, extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property that secured the Lien or mortgage so refinanced, extended, renewed or replaced (and any improvements on such property).

10.7.	Dividends and Distributions.

The Company shall not declare or pay any dividends upon any of its Common Stock, or purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Common Stock, or make any distribution of cash, property or assets among the holders of shares of its Common Stock, or make any change in its capital structure, if an Event of Default has occurred and is continuing, or would occur, either immediately before or immediately after giving effect to any of the foregoing.

10.8.	Use of Proceeds.

The Company shall not use any portion of the proceeds of the Notes (a) directly or indirectly, for any purpose that entails a violation of the regulations of the Board, including the Margin Regulations, or (b) for any purpose in violation of any other applicable law, rule or regulation.

10.9.	Support Agreement.

The Company shall not permit the Parent to (a) cancel or terminate the Support Agreement or (b) amend or otherwise modify the terms of the Support Agreement, except for amendments and modifications that do not adversely affect the rights of the holders of Notes hereunder, in each case, without the prior written consent of all holders of Notes.

10.10.	Sale of Assets.

The Company will not, and will not permit the Parent or any Significant Subsidiary to, make an Asset Disposition (other than an Asset Disposition subject to Section 10.2 and satisfying the requirements thereof) if immediately after giving effect to such Asset Disposition, (i) any Event of Default shall have occurred and be continuing, or (ii) the amount equal to (A) the aggregate Disposition Value of all property of the Parent, the Company and any Significant Subsidiary disposed of pursuant to Asset Dispositions in accordance with this Section 10.10 during the then current fiscal year of the Parent minus (B) the aggregate amount in respect of Asset Dispositions consummated during such fiscal year that has been applied to either or both of a Debt Prepayment Application or a Property Reinvestment Application, would exceed 10% of Consolidated Total Assets, determined as at the end of the then most recently ended fiscal quarter of the Parent (any such excess being referred to as the “Excess Asset Sale Amount” of such Asset Disposition), unless, solely with respect to the circumstances described in clause (ii) of this Section 10.10, an amount equal to the lesser of the Excess Asset Sale Amount and the Net Proceeds arising from such Asset Disposition is applied to either or both of a Debt Prepayment Application or a Property Reinvestment Application within 365 days of the date of such disposition pursuant to this Section 10.10. For the purpose of determining compliance with this Section 10.10, the Company shall have the right to designate the Asset Dispositions to which any Debt Prepayment Application or Property Reinvestment Application relates.

10.11.	Priority Debt.

The Company will not, and will not permit the Parent or any other Subsidiary to, incur Priority Debt if, after giving effect to such incurrence, the aggregate outstanding principal amount of Priority Debt (without duplication) would exceed 15% of Consolidated Tangible Total Assets.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five (5) Business Days after the same becomes due and payable; or

(c) the Company (or the Parent or its Subsidiaries, as applicable) defaults in the performance of or compliance with any term contained in Section 7.1(f) or Sections 10.2, 10.5 or 10.11; or

(d) the Company (or the Parent or its Subsidiaries, as applicable) defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within thirty (30) days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note specifying such default or breach and requiring it to be remedied (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); provided, however, that except with respect to defaults under or breaches of the covenants contained in Section 9.4 or 10.6, the holders of Notes shall be deemed to have agreed to an extension of such 30-day period to 90 days so long as corrective action is initiated by the Company or the Parent within such 30-day period unless such corrective action is no longer being diligently pursued; or

(e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Company, the Parent or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount of at least (A) $10,000,000 in the case of the Company; (B) $25,000,000 in the case of the Parent or (C) $50,000,000 in the aggregate, in the case of all Significant Subsidiaries, beyond any period of grace provided with respect thereto, (ii) the Company, the Parent or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt in an aggregate outstanding principal amount of at least (A) $10,000,000 in the case of the Company; (B) $25,000,000 in the case of the Parent or (C) $50,000,000 in the aggregate, in the case of all Significant Subsidiaries or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), (x) the Company, the Parent or any Significant Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least (A) $10,000,000 in the case of the Company; (B) $25,000,000 in the case of the Parent or (C) $50,000,000 in the aggregate, in the case of all Significant Subsidiaries, or (y) one or more Persons have the right to require the Company, the Parent or any Significant Subsidiary to purchase or repay such Debt; or

(g) the Parent, or the Company or any other Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Parent, or the Company or any of the other Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Parent, or the Company or any of the other Significant Subsidiaries, or any such petition shall be filed against the Parent, or the Company or any of the other Significant Subsidiaries, and such petition shall not be dismissed within sixty (60) days; or

(i) a final judgment or judgments for the payment of money in an aggregate amount (to the extent not paid or insured) in excess of (A) $10,000,000 in the case of the Company; (B) $25,000,000 in the case of the Parent or (C) $50,000,000 in the aggregate, in the case of all Significant Subsidiaries of the Parent are rendered against one or more of the Company, the Parent and its Significant Subsidiaries and which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or

(j) the Parent shall default in the performance or observance of any obligation or condition under Section 3 of the Support Agreement as of the last day of any fiscal year or fiscal quarter of the Company; provided, however, that the Company’s failure to have a positive tangible net worth (total assets less liabilities less intangible assets as of such last day), as determined for purposes of the Support Agreement and after giving effect to period-end adjustments in accordance with GAAP, shall not be an Event of Default unless the Company has a tangible net worth of less than negative $10,000; or

(k) any material provision of the Support Agreement shall become unenforceable, or any court or governmental or regulatory body having jurisdiction over the Parent shall assert the unenforceability of any such provision in writing, or the Parent contests in any manner the validity or enforceability of any such provision; or

(l) unless the Parent shall have assumed the obligation in the Notes pursuant to Section 22.1, the Parent shall cease to own, directly or indirectly, 100% of the Common Stock of the Company; or

(m) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the Company or any ERISA Affiliate shall have incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (iv) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (v) the Company establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company thereunder; and any such event or events described in clauses (i) through (v) above, either individually or together with any other such event or events, is likely to have a Material Adverse Effect.

As used in Section 11(m), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.

12.1.	Acceleration.

(a) If an Event of Default with respect to the Parent, the Company or any Significant Subsidiary described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.	Other Remedies.

If any Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.	Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.	No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all reasonable out-of-pocket costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.	Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.	Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten (10) Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same Series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and in the form of Note for such Series set forth in Exhibit 1.1(a) or Exhibit 1.1(b), as the case may be. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series, one Note of such Series may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.

The Notes have not been registered under the Securities Act or under the securities laws of any state and may not be transferred or resold unless registered under the Securities Act and all applicable state securities laws or unless an exemption from the requirement for such registration is available.

13.3.	Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, (i) an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or (ii) a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver not more than thirty (30) days following satisfaction of such conditions, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.

14.1.	Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in the United States or the principal office of a bank or trust company in the United States.

14.2.	Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

15.	EXPENSES, ETC.

15.1.	Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees of Bingham McCutchen LLP, special counsel to the Purchasers, and excluding, with respect to clause (a) below, the fees and expenses of any other counsel to the Purchasers, and, with respect to clause (b) below, the fees and expenses of more than one counsel to the Purchasers other than any local counsel in each relevant jurisdiction if reasonably required by the Required Holders) incurred by each Purchaser or holder of a Note in connection with (a) the negotiation, preparation, execution, and delivery of this Agreement and the Notes, (b) any amendments, waivers or consents under or in respect of this Agreement, the Support Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), (c) enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Support Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Support Agreement or the Notes, or by reason of being a holder of any Note, (d) the insolvency or bankruptcy of the Parent, the Company or any other Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Support Agreement and by the Notes, including, without limitation, financial advisors’ fees and (e) the initial filing of this Agreement and all related documents and financial information with the SVO. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder).

15.2.	Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER.

17.1.	Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest (if such change in the method of computation of interest results in a decrease in the interest rate) or of the Make-Whole Amount on any of the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2.	Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with notice of any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3.	Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4.	Notes Held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Parent, the Company or any of their controlled Affiliates shall be deemed not to be outstanding.

18.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid), (c) by a recognized overnight delivery service (with charges prepaid) or (d) by posting through an Electronic Distribution Service, if the sender on the same day sends or causes to be sent notice to the recipient of the posting by electronic mail. Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the fax number or address or, in the case of clause (d) above, the e-mail address specified for such communications in Schedule A, or at such other fax number, address or e-mail address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such fax number or address or, in the case of clause (d) above, such e-mail address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Parent, the Company or any other Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement and, in the case of information delivered to any Purchaser after the Closing, that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Parent, the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known (other than through the wrongful disclosure by any Purchaser or any person acting on any Purchaser’s behalf) or otherwise actually known to such Purchaser prior to the time of such disclosure from a source other than the Parent, the Company or any other Subsidiary, or any Affiliate or agent of the Parent, the Company or any Subsidiary actually known by such Purchaser to be an Affiliate or agent thereof and so long as the source of such information is not known to such Purchaser to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes actually known to such Purchaser other than through disclosure by the Parent, the Company or any other Subsidiary, or any Affiliate or agent of the Parent, the Company or any other Subsidiary actually known by such Purchaser to be an Affiliate or agent thereof and so long as the source of such information is not known to such Purchaser to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) on a confidential basis, its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement; provided that such Purchaser shall, unless prohibited by law, notify the Company of any disclosure required pursuant to clause (w), (x) or (y) above as far in advance as reasonably practicable to enable the Company to seek a protective order or other appropriate relief. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20. Each Purchaser recognizes its responsibility for compliance with applicable securities laws and regulations in connection with its use of non-public information regarding the Parent and its Subsidiaries.

21.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement. Any such assignment to an Affiliate shall not relieve any Purchaser of its obligation hereunder to purchase the Notes subject to the terms and conditions herein set forth.

22.	MISCELLANEOUS.

22.1.	Assumption by the Parent or a Domestic Subsidiary.

The Parent or any Domestic Subsidiary of the Parent may directly assume, by a written instrument, executed and delivered to the holders of the Notes, in form satisfactory to the Required Holders, the performance of each covenant (including, without limitation, the delivery of financial statements of the substitute issuer pursuant to Section 7.1 hereof), condition and obligation of the Company under this Agreement and the Notes, including, without limitation, the due and punctual payment of the principal of (together with any Make-Whole Amount) and interest on all the Notes; provided that (a) immediately before and immediately after giving effect to such assumption, no Default or Event of Default shall have occurred and be continuing, (b) in the case of such assumption by a Domestic Subsidiary, (i) the Support Agreement shall be modified to substitute such Domestic Subsidiary for the Company thereunder, or to include such Domestic Subsidiary, and (ii) the Parent’s obligations under the Support Agreement, as so modified, shall remain in full force and effect, and (c) each holder of any Notes shall have received an opinion of counsel to the effect that (subject to customary limitations) such assumption is effective to make all obligations of the Company hereunder binding and enforceable obligations of the substitute issuer and, in the case of an assumption by a Domestic Subsidiary, the Support Agreement, as so modified to substitute or include such Domestic Subsidiary, is a binding and enforceable obligation of the Parent. Upon any such assumption made in compliance with this Section 22.1, the Parent or such Domestic Subsidiary shall succeed to and be substituted for and may exercise every right and power of the Company under this Agreement with the same effect as if the Parent or such Domestic Subsidiary had been named as the Company herein and the Company shall be released from its liability as obligor on the Notes and from its obligations hereunder.

22.2.	Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Note, together with all fees, charges and other amounts which are treated as interest on such Note under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the holder of such Note in accordance with applicable law, the rate of interest payable in respect of such Note hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Note but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the holder of such Note in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received in respect of such Note.

22.3.	Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.4.	Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirements in Section 8.2 and Section 8.6 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

22.5.	Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

22.6.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.7.	Construction, etc.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

22.8.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of a facsimile or electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of a manually executed counterpart to this Agreement.

22.9.	Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

22.10.	Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.10(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.10 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

[Remainder of page left intentionally blank. Next page is signature page.]

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement among you and the Company.

Very truly yours,

AMERICAN WATER CAPITAL CORP.

By:	/s/ James M. Kalinovich
Name:	James M. Kalinovich
Title:	Treasurer

This Agreement is hereby accepted and agreed to as of the date thereof.

CoBANK, ACB

By:	/s/ David W. Dornbirer
Name:	David W. Dornbirer
Title:	Vice President

METROPOLITAN LIFE INSURANCE COMPANY

METLIFE INSURANCE COMPANY OF CONNECTICUT

By:	Metropolitan Life Insurance Company, Its Investment Manager

	By:	/s/ C. Scott Inglis
	Name:	C. Scott Inglis
	Title:	Managing Director

JOHN HANCOCK LIFE INSURANCE COMPANY

By:	/s/ Gerald C. Hanrahan
Name:	Gerald C. Hanrahan
Title:	Managing Director

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

By:	/s/ Gerald C. Hanrahan
Name:	Gerald C. Hanrahan
Title:	Authorized Signatory

ING USA ANNUITY AND LIFE INSURANCE COMPANY ING LIFE INSURANCE AND ANNUITY COMPANY

By:	ING Investment Management LLC, as Agent

	By:	/s/ Paul Aronson
	Name:	Paul Aronson
	Title:	Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Timothy M. Laczkowski
Name:	Timothy M. Laczkowski
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

	By:	/s/ Timothy M. Laczkowski
	Name:	Timothy M. Laczkowski
	Title:	Vice President

THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ Patricia Eitrheim
Name:	Patricia Eitrheim
Title:	Director

SUN LIFE ASSURANCE COMPANY OF CANADA

By:	/s/ Srbui Seferian
Name:	Srbui Seferian
Title:	Managing Director, Private Fixed Income

By:	/s/ Ann C. King
Name:	Ann C. King
Title:	Senior Counsel

SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

By:	/s/ Srbui Seferian
Name:	Srbui Seferian
Title:	Authorized Signer

By:	/s/ Ann C. King
Name:	Ann C. King
Title:	Authorized Signer

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Ho Young Lee
Name:	Ho Young Lee
Title:	Director

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Thomas Donohue
Name:	Thomas Donohue
Title:	Managing Director

BERKSHIRE LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Thomas Donohue
Name:	Thomas Donohue
Title:	Managing Director

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:	CIGNA Investments, Inc. (authorized agent)

	By:	/s/ Robert W. Eccles
	Name:	Robert W. Eccles
	Title:	Senior Managing Director

TRANSAMERICA LIFE INSURANCE COMPANY

By:	/s/ Frederick B. Howard
Name:	Frederick B. Howard
Title:	Vice President

MERRILL LYNCH LIFE INSURANCE COMPANY

By:	/s/ Frederick B. Howard
Name:	Frederick B. Howard
Title:	Vice President

INDIANAPOLIS LIFE INSURANCE COMPANY AVIVA LIFE INSURANCE COMPANY AVIVA LIFE AND ANNUITY COMPANY

By:	Aviva Capital Management, Inc., its authorized attorney in-fact

	By:	/s/ Roger D. Fors
	Name:	Roger D. Fors
	Title:	VP – Private Placements

PROTECTIVE LIFE INSURANCE COMPANY

By:	/s/ Philip E. Passafiume
Name:	Philip E. Passafiume
Title:	Director, Fixed Income

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:	Delaware Investment Advisers, a series of Delaware Management Business Trust, Attorney in Fact

	By:	/s/ Nicole W. Tullo
	Name:	Nicole W. Tullo
	Title:	Vice President

NATIONAL GUARDIAN LIFE INSURANCE COMPANY

By:	/s/ R. A. Mucci
Name:	R. A. Mucci
Title:	Senior Vice President & Treasurer

PHL VARIABLE INSURANCE COMPANY

By:	/s/ Christopher M. Wilkos, CFA
Name:	Christopher M. Wilkos, CFA
Title:	Senior Vice President and Corporate Portfolio Management